EXHIBIT 10.17.1

NON EMPLOYEE DIRECTOR COMPENSATION PLAN

2008/2009 SERVICE YEAR

Total Compensation:	$86,000, paid as follows:

Retainer:	$36,000; paid monthly, in arrears

Attendance:	$20,000; $5,000 paid following each personal attendance at the quarterly board and committee meetings

Stock Award*:	$30,000 in value**

Option Grant:	2,000 shares; granted June 1 at the beginning of the service year and vesting at the following annual meeting so long as the director served his or her full term; term of option is six years after grant; option must be exercised within 30 days following end of base service

Mid-Term Appointments

The cash retainer and equity grants will be prorated for the service year with a new director given full credit for a partial month’s service. The stock option exercise price, however, will be the fair market value as of the date of grant, and the number of shares issued in the stock awards will be the based upon the market value of the shares at the close of business on May 30, 2008

*	the number of shares is determined by dividing the market price per share at the close of business on May 30, 2008, (the day before the service year begins, which was $6.83 per share), into $30,000, which shares will be issued on or about June 1, 2009 and subject to completion of service for that service year.

**	for Audit Committee Chair, this amount is $32,500.